Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Genitope Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in accounting for stock-based compensation upon adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, effective January 1, 2006), and management’s report on the effectiveness of internal control over financial reporting, dated March 14, 2007, appearing in the Annual Report on Form 10-K of Genitope Corporation for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
San Francisco, CA
February 13, 2008